As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ORBITAL SCIENCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	06-1209561
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

45101 Warp Drive, Dulles, Virginia 20166
(Address of Principal Executive Offices)

Orbital Sciences Corporation Amended and Restated 2005 Stock Incentive Plan
(Full title of the plan)
Susan Herlick Senior Vice President, General Counsel and Secretary Orbital Sciences Corporation 45101 Warp Drive Dulles, Virginia 20166 (703) 406-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.01 per share	2,500,000 shares	$12.01	$30,025,000	$3,441

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the common stock, par value $0.01 per share, of Orbital Sciences Corporation, reported on the New York Stock Exchange on April 24, 2012.

EXPLANATORY NOTE

This Registration Statement is being filed to register an aggregate of 2,500,000 additional shares of common stock for issuance under the Orbital Sciences Corporation Amended and Restated 2005 Stock Incentive Plan.

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. File No. 333-124807) filed on May 11, 2005, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission are incorporated by reference in this registration statement, excluding any information furnished under Item 2.02 of any Current Report on Form 8-K, any furnished exhibit relating to such information, and any other information that is furnished and not filed:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 29, 2012.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on April 27, 2012.

(c)	The Registrant’s Current Reports on Form 8-K filed on February 1, 2012, February 21, 2012 and May 1, 2012.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on July 6, 1998 (file number 001-14279).

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequent filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.  Exhibits.

The following exhibits are filed as a part of this registration statement:

Exhibit Number	Description
4.1	Orbital Sciences Corporation Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 1, 2012).
4.2	Form of Stock Unit Agreement under the Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 1, 2012).
5.1	Opinion of Susan Herlick, Senior Vice President, General Counsel and Secretary of Orbital Sciences Corporation (filed herewith).
23.1	Consent of Susan Herlick, Senior Vice President, General Counsel and Secretary of Orbital Sciences Corporation (contained in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).
24.1	Power of Attorney (contained on the signature pages).

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.
(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, the Commonwealth of Virginia, on the first day of May, 2012.

ORBITAL SCIENCES CORPORATION

By:	/s/David W. Thompson
David W. Thompson
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David W. Thompson and Susan Herlick, or any of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and capacities, for then and in their name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact an agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:
/s/ David W. Thompson David W. Thompson	Chairman of the Board, President and Chief Executive Officer, Director (Principal Executive Officer)	May 1, 2012
/s/ Garrett E. Pierce Garrett E. Pierce	Vice Chairman and Chief Financial Officer, Director (Principal Financial Officer)	May 1, 2012
/s/ Hollis M. Thompson Hollis M. Thompson	Senior Vice President and Controller (Principal Accounting Officer)	May 1, 2012
/s/ Kevin P. Chilton Kevin P. Chilton	Director	May 1, 2012
/s/ Lennard A. Fisk Lennard A. Fisk	Director	May 1, 2012
/s/ Robert M. Hanisee Robert M. Hanisee	Director	May 1, 2012
/s/ Robert J. Hermann Robert J. Hermann	Director	May 1, 2012
/s/ Ronald T. Kadish Ronald T. Kadish	Director	May 1, 2012
/s/ Janice I. Obuchowski Janice I. Obuchowski	Director	May 1, 2012
/s/ James G. Roche James G. Roche	Director	May 1, 2012
/s/ Frank L. Salizzoni Frank L. Salizzoni	Director	May 1, 2012
/s/ Harrison H. Schmitt Harrison H. Schmitt	Director	May 1, 2012
/s/ James R. Thompson James R. Thompson	Director	May 1, 2012
/s/ Scott L. Webster Scott L. Webster	Director	May 1, 2012

EXHIBIT INDEX

Exhibit Number	Description
4.1	Orbital Sciences Corporation Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 1, 2012).
4.2	Form of Stock Unit Agreement under the Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 1, 2012).
5.1	Opinion of Susan Herlick, Senior Vice President, General Counsel and Secretary of Orbital Sciences Corporation (filed herewith).
23.1	Consent of Susan Herlick, Senior Vice President, General Counsel and Secretary of Orbital Sciences Corporation (contained in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).
24.1	Power of Attorney (contained on the signature pages).